Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Broadcom Inc. of our report dated December 16, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Broadcom Inc.’s Annual Report on Form 10-K for the year ended October 30, 2022.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

November 22, 2023